Exhibit 99.1

Contacts:	Pat Sheaffer, Ron Wysaske or Kevin Lycklama,
Riverview Bancorp, Inc. 360-693-6650

Riverview Bancorp Announces Discussions with Ancora Advisors, LLC

Vancouver, WA – June 12, 2015 - Riverview Bancorp, Inc. (Nasdaq GSM: RVSB) (“Riverview” or the “Company”) today announced that it has been engaging in discussions with Ancora Advisors, LLC, Cleveland, Ohio (“Ancora”) concerning a representative from Ancora serving on the Company’s Board of Directors.  Although the discussions have been productive and both sides are optimistic a mutually acceptable agreement can be reached, there are no assurances that these discussions will lead to an agreement between the parties or the timing of such an agreement.

About Riverview

Riverview Bancorp, Inc. (www.riverviewbank.com) is headquartered in Vancouver, Washington – just north of Portland, Oregon on the I-5 corridor. With assets of $859 million, it is the parent company of the 92 year-old Riverview Community Bank, as well as Riverview Asset Management Corp. The Bank offers true community banking services, focusing on providing the highest quality service and financial products to commercial and retail customers. There are 17 branches, including twelve in the Portland-Vancouver area and three lending centers.

This press release contains statements that the Company believes are “forward-looking statements.” These statements relate to the Company’s financial condition, results of operations, plans, objectives, future performance or business. You should not place undue reliance on these statements, as they are subject to risks and uncertainties. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements the Company may make. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company.

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